EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Madison River Finance Corporation (Delaware)

Madison River Management, LLC (Delaware)

Madison River Holdings LLC (Delaware)

Madison River LTD Funding LLC (Delaware)

Gallatin River Holdings L.L.C. (Delaware)

Gallatin River Communications L.L.C. (Delaware)

Gallatin River Long Distance Solutions, LLC (Illinois)

MEBTEL, Inc. (North Carolina)

Madison River Communications, LLC (Delaware)

Gulf Communications, LLC (Delaware)

Gulf Coast Services, Inc. (Alabama)

Gulf Telephone Company (Alabama)

Gulf Long Distance LLC (Delaware)

Madison River Long Distance Solutions LLC (Delaware)

Mebtel Long Distance Solutions LLC (North Carolina)

Coastal Communications, Inc. (Delaware)

Coastal Utilities, Inc. (Georgia)

Coastal Long Distance Services LLC (Georgia)

Savannah River Communications, LLC (Delaware)